Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 21, 2026

Relating to Prospectus dated February 13, 2024

Registration No. 333-276870

FOR IMMEDIATE RELEASE

DUBLIN, May 21, 2026

Solmate Infrastructure (Nasdaq: SLMT) Announces $10M+ Registered Direct Offering Led by CEO and Board Member at Premium to Market Price

Brera Holdings PLC (Nasdaq: SLMT), (the “Company” or “Solmate”), today announced that it has entered into a definitive agreement with each of Ron Sade, Chief Executive Officer, and Keren Maimon, Member of the Board of Directors, for the purchase and sale of an aggregate of 2,298,000 of the Company’s Class B ordinary shares, nominal value $0.50 per share (the “Shares”) at a purchase price of $4.97 per Share in a registered direct offering priced at a premium to the current market price. The aggregate gross proceeds of the offering to the Company are expected to be approximately $11.4 million. The transaction is expected to close on or about May 27, 2026, subject to customary closing conditions.

Offering Disclosure

The securities described above are being offered and sold by the Company in a registered direct offering pursuant to a shelf registration statement on Form F-3 (File No. 333-276870) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on February 5, 2024 and became effective on February 13, 2024. The offering is being made only by means of a prospectus supplement and accompanying base prospectus that form a part of the effective registration statement, which will be accessible on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Brera Holdings PLC

Brera Holdings PLC (d/b/a Solmate Infrastructure) is a Solana-focused crypto infrastructure company focused on building institutional-grade Solana staking, validation and treasury infrastructure, with a strategic foothold in Abu Dhabi.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Among other things, the business outlook from management in this press release, as well as the Company’s strategic and operational plans, contain forward-looking statements. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: the Company’s goals and strategies; the Company’s future business development, financial condition and results of operations; changes in the Company’s expenditures; general economic and business conditions globally; and assumptions underlying or related to any of the foregoing. Further information regarding these and other risks is included in the Company’s annual report on Form 20-F and current report on Form 6-K and other documents filed with the SEC. Actual results may differ materially from those indicated by these forward-looking statements. Forward-looking statements speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

John Ragozzino Jr., CFA

ICR Inc.

Solmate@icrinc.com

Nasdaq: SLMT ● www.solmate.com ● Abu Dhabi, UAE & Dublin, Ireland

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV.